Exhibit 99

Media:	Tom Robinson (816) 556-2902

Investor:	Todd Allen (816) 556-2083

FOR IMMEDIATE RELEASE

KANSAS CITY POWER & LIGHT FILES RATE REQUESTS SUPPORTING COMPREHENSIVE ENERGY PLAN

Rates would increase for the first time in 20 years

          Kansas City, MO (Feb. 1, 2006) - Kansas City Power & Light (KCP&L), a subsidiary of Great Plains Energy (NYSE: GXP), today filed requests with the Missouri Public Service Commission (MPSC) and the Kansas Corporation Commission (KCC) to increase rates for electric service for the first time in 20 years. The requested increases would add approximately $7 to a typical Missouri residential customer's average monthly bill and about $8 to a typical Kansas residential customer's monthly bill.

          The timing of these requests was established in the Stipulations and Agreements regarding KCP&L's Comprehensive Energy Plan that were approved by the KCC and MPSC last year.

          "This is the next step in the implementation of KCP&L's Comprehensive Energy Plan, which is designed to provide affordable, reliable and clean energy to meet growing demand in the Kansas City area," said Michael Chesser, Great Plains Energy Chairman and CEO. "The Plan is the result of an 18-month, highly collaborative process involving customers, regulators, communities and environmentalists. A key component of our plan includes working intimately with customers in implementing programs and deploying technology that increase efficiency and help customers manage their energy costs."

          The Plan takes a balanced approach to meet the energy needs of the community through the construction of a new coal-fired generating plant, a new wind-powered generating facility, environmental upgrades to existing plants, transmission/infrastructure improvements, and energy efficiency and affordability programs. The rate requests also are designed to recover our current level of costs, including pension plans, fuel and transportation.

           "KCP&L has not increased rates for electric service in 20 years and has, in fact, decreased rates several times in that period, resulting in current residential prices that are below what consumers paid in 1988," said William Downey, president and chief executive officer of KCP&L. "Even after the proposed increases, residential rates paid by KCP&L customers will still be 17 percent below the current national average for electricity.

           "KCP&L has been able to keep rates low over the last 20 years in part by achieving total generation costs in the top 25 percent of utilities nationwide, aggressively managing fuel and transportation costs, and improving efficiencies in our distribution operations, as we became one of the top-ranking utilities in key operational areas," Downey added. "The Kansas City area has experienced solid economic growth and increased demand for electricity during that time. In fact the average residential customer use has increased 43 percent during the past 20 years."

          In Missouri, KCP&L is seeking a $55.8 million or 11.5 percent increase in electric revenues, and in Kansas the company is requesting a $42.3 million or 10.5 percent increase. KCP&L expects that any rate changes approved by the MPSC and KCC will take effect January 1, 2007. KCP&L intends to continue its collaborative approach during the rate process, which will include public hearings and other opportunities for stakeholder input.

          According to forecasts developed by the U.S. Department of Energy and KCP&L, the demand for electricity in the Kansas City area is expected to grow two percent annually over the next 10 years, resulting in a need for more generation capacity. KCP&L's Comprehensive Energy Plan will add about 15 percent to the company's current generation capacity. It also includes KCP&L's first venture into renewable wind energy.

          The new coal-fired plant will be located at the Iatan Station site. KCP&L is partnering with other regional utilities in the ownership of this plant, which will be a regional asset designed to provide low-cost energy for the Kansas City region.

           "The availability of an economic mix of reliable, affordable, and clean energy is a key factor in economic development and our Comprehensive Energy Plan is expected to make Kansas City an even more attractive place to live and do business," Chesser added. "Several components of the Plan are under way and on schedule. The wind project developer has been selected and preliminary site preparation is being done near Spearville, Kansas. The 100 megawatts of wind generation is expected to be in service later this year. Environmental upgrades at the La Cygne Generating Station, which will help the Kansas City area to continue to meet ozone air quality standards, have begun and are targeted to be operational before the 2007 ozone season. Plus, we continue to be a leader in implementing energy conservation and affordability programs, partnering with our customers to manage their energy usage and control costs."

          KCP&L's efforts in developing and winning support for its Comprehensive Energy Plan recently were recognized by the Edison Electric Institute, which awarded the company its highest honor for community involvement. The Plan also was endorsed by local labor unions, the Kansas City Area Development Council, as well as numerous local economic development agencies and chambers of commerce. Further information about the Plan and the rate request is available at www.kcpl.com.

Headquartered in Kansas City, Mo., KCP&L (www.kcpl.com) is a leading regulated provider of electricity in the Midwest. KCP&L is a wholly owned subsidiary of Great Plains Energy Incorporated (NYSE: GXP), the holding company for KCP&L and Strategic Energy L.L.C., a competitive electricity supplier.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company's pension plan assets and costs; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability, quality and deliverability of fuel; ability to achieve generation planning goals and the occurrence and duration of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company's non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. Other risk factors are detailed from time to time in the Company's most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities and Exchange Commission. This list of factors is not all-inclusive because it is not possible to predict all factors.